Exhibit 14.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Financial Highlights” in the Prospectus/Information Statement of Government Cash Series, a portfolio of Cash Trust Series, Inc., and to the incorporation by reference of our report, dated July 20, 2009, on the financial statements and financial highlights of Government Cash Series, included in the Annual Report to Shareholders for the year ended May 31, 2009, in the Prospectus/Information Statement included in this Registration Statement on Form N-14.

We also consent to the references to our firm under the captions "Independent Registered Public Accounting Firm” and “Financial Highlights” in the Government Cash Series Statement of Additional Information and Prospectus, respectively, dated July 31, 2009, on Form N-1A, which were filed with the Securities and Exchange Commission in Post-Effective Amendment No. 30 (File No. 33-29838), and are incorporated by reference in the Statement of Additional Information and Prospectus/Information Statement, respectively, included in this Registration Statement on Form N-14.  We further consent to the incorporation by reference of our report, dated July 20, 2009, on the financial statements and financial highlights of Government Cash Series, included in the Annual Report to Shareholders for the year ended May 31, 2009, which is also incorporated by reference in the Statement of Additional Information included in this Registration Statement on Form N-14.

                                            /s/ ERNST & YOUNG LLP

Boston, Massachusetts
April 14, 2010